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                                                                   Exhibit 23.01

                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Group Maintenance America Corp.:

We consent to the incorporation by reference in the registration statements
(No. 333-43659 and 333-59205) on Form S-8 and (No. 333-60053) on Form S-4 of
Building One Services Corporation of our report dated February 23, 1999, with respect to the consolidated balance sheets of Group Maintenance America Corp. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, which report appears in the Form 8-K of Building One Services Corporation dated November 23, 1999.

/s/ KPMG LLP

KPMG LLP
Houston, Texas
November 24, 1999